Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the reference to our firm under the caption “Experts” in this Registration Statement Form S-1 and the use therein of our report dated March 27, 2026, relating to the audited financial statements of GSR V Acquisition Corp. for the period ended January 1, 2026 through February 28, 2026 and for the period from July 23, 2025 (inception) through December 31, 2025, which is part of this Registration Statement. Our report contains an explanatory paragraph regarding GSR V Acquisition Corp.’s ability to continue as a going concern.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

Ocean, New Jersey

March 27, 2026